Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is made as of this 14th day of August, 2008 (the “Settlement Date”) by and between Memry Corporation (“Memry”), a Delaware corporation, on the one hand, and Schlumberger Technology Corporation (“STC”, with Memry and STC collectively being the “Parties” and each singularly a “Party”), a Texas corporation on the other hand.

RECITALS

Whereas, Memry and STC entered in a Development Agreement dated January 1, 2001 (the “Development Agreement”);

Whereas, Memory Metal Holland (“MMH”), a Netherlands corporation, and Memry entered a Secrecy Agreement, dated October 28, 1998;

Whereas, Memry and Memry Europe N.V., a former indirect subsidiary of Memry, entered into a Collaboration Agreement with United Stenting, Inc. (“USI”), a Nevis corporation, dated June 9, 1999;

Whereas, Memry and STC are or have been parties to an action currently pending in the United States District Court for the Northern District of California, styled as Memry Corporation v. Kentucky Oil Technology, N.V., et al., Case No. CV 04-03843 RMW (HRL) (the “Lawsuit”);

Whereas, Kentucky Oil Technology, N.V. (“Kentucky Oil”), MMH, and an individual named Peter Besselink (“Besselink”), allege in the Lawsuit, inter alia, that Memry breached the Collaboration Agreement by disclosing confidential information to STC, and that Besselink should be named as an inventor on certain patents;

Whereas, Memry denies all of the allegations of Kentucky Oil, MMH and Besselink;

Whereas, Memry is entering into a separate settlement agreement and mutual release with Kentucky Oil, MMH, Besselink, an individual named Dr. Wilfried van Moorleghem (“van Moorleghem”), and United Stenting, Inc. (“USI”), a Nevis corporation, sometimes referred to collectively as the “Kentucky Oil Parties” (the settlement agreement shall be referred to herein as the “Memry/KOT Settlement Agreement”);

Whereas, Memry is conveying certain rights under the Memry License (as hereinafter defined) to Kentucky Oil under the Memry/KOT Settlement Agreement;

Whereas, a copy of the Memry/KOT Settlement Agreement has been provided to counsel for STC under the terms of the protective order in the Lawsuit;

Whereas, STC and the Kentucky Oil Parties have settled their disputes by way of a separate settlement agreement and mutual release, an executed copy of which has been provided to counsel for Memry under the terms of the protective order in the Lawsuit (herein referred to as the “STC/KOT Settlement Agreement”); and

Whereas, the Kentucky Oil Parties understand that this Settlement Agreement between Memry and STC (herein referred to as “this Settlement Agreement” or the “Memry/STC Settlement Agreement”) is being entered as part of the complete resolution of the Lawsuit.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Settlement Agreement, the Parties agree as follows:

A.	Assignment of Certain Rights To Kentucky Oil

a.
The Parties agree and acknowledge that, pursuant to the Memry/KOT Settlement Agreement, Memry is assigning to Kentucky Oil those rights defined as the “Memry License” in Section 7 of the STC/KOT Settlement Agreement, as modified thereby (the “Assigned Rights”). Based on the foregoing, and consistent with this Settlement Agreement and the STC/KOT Settlement Agreement (a copy of which Memry agrees and acknowledges it has received), STC hereby consents to the transfer by Memry to Kentucky Oil of the Assigned Rights.

b.
STC and Memry agree that, except with respect to the Assigned Rights, the Development Agreement is hereby terminated in full. STC and Memry further agree that STC shall have no obligations to any party under the Development Agreement (whether it be Memry and/or any successor and/or assignee to any of Memry’s rights under the Development Agreement) notwithstanding the provisions of Paragraph 2.3 of the Development Agreement, except with respect to the Assigned Rights. Specifically, but without limitation, STC shall have no obligations to the Kentucky Oil Parties under the Development Agreement notwithstanding any provisions which survive the termination of the Development Agreement, except with respect to the Assigned Rights. STC’s only obligations to the Kentucky Oil Parties are the obligations set out in the STC/KOT Settlement Agreement.

c.
STC and Memry hereby mutually release one another from any and all remaining obligations under the Development Agreement and/or the Memry License, including, without limitation, any remaining obligation related to confidential information and/or know-how as well as any obligation to disclose, protect, register, prosecute or maintain any intellectual property assets identified in the Lawsuit and/or Development Agreement and/or the Memry License as well as any assets that could have been identified in the Lawsuit or pursuant to the Development Agreement and/or Memry License.

d.
The Parties hereto agree and acknowledge that, pursuant to the mutual releases set forth in Section B below, each of Memry and STC is releasing the other from, inter alia, any and all liabilities incurred from the beginning of time through the Settlement Date, and no party (including without limitation the Kentucky Oil Parties) succeeding to the Assigned Rights shall have any rights or claims against the other for breaches, responsibilities, liabilities and/or obligations arising on or prior to the Settlement Date hereof.

e.
STC hereby agrees and acknowledges that a copy of the Memry/KOT Settlement Agreement has been provided to counsel for STC under the terms of the protective order in the Lawsuit. The Memry/KOT Settlement Agreement sets forth the nature of the rights conveyed under the Development Agreement and the Memry License by Memry to Kentucky Oil.

f.
Memry and STC hereby expressly agree that the terms of this Settlement Agreement are contingent upon Memry and the Kentucky Oil Parties having executed the Memry/KOT Settlement Agreement regarding the Lawsuit.

B.	Mutual Releases

a.
Release of Memry. STC and each of the STC-Related Parties, as defined below, releases Memry, and its officers, directors, divisions, subsidiaries, business units, members, managers, parents, affiliates, predecessors, successors, representatives, agents, servants, employees, attorneys, accountants, inventors, customers, end-users, suppliers and insurers (collectively, the “Memry-Related Parties”), of and from any and all known and unknown actions, causes of action, claims, demands, damages, costs, losses, expenses, liabilities, attorneys’ fees, and debts whatsoever, under statutory law or regulation, at common law or in equity of any jurisdiction, including, without limitation, those relating to the Lawsuit, any claims of contribution and/or indemnity relating to the Lawsuit, and/or claims regarding confidential information and/or know-how, that STC or any of the STC-Related Parties has, did have, or may have against any of the Memry-Related Parties from the beginning of time to the Settlement Date of this Settlement Agreement (the “Memry Released Claims”).

b.
Release of STC. Memry and each of the Memry-Related Parties, as defined above, releases STC, and each of its officers, directors, divisions, subsidiaries, business units, members, managers, parents, affiliates, successors, representatives, agents, servants, employees, attorneys, accountants, inventors, customers, end-users, suppliers and insurers of each (collectively, the “STC-Related Parties”), of and from any and all known and unknown actions, causes of action, claims, demands, damages, costs, losses, expenses, liabilities, attorneys’ fees, and debts whatsoever, under statutory law or regulation, at common law or in equity of any jurisdiction, including, without limitation, those relating to the Lawsuit (including, without limitation, all claims regarding confidential information and/or know-how as well as claims for legal malpractice and/or claimed ethics violations of any kind whatsoever before the Patent and Trademark Office (“PTO”), any other domestic or foreign patent office, and/or regarding any malpractice claim of any kind whatsoever), that Memry or any of the Memry-Related Parties has, did have, or may have against any of the STC-Related Entities from the beginning of time to the Settlement Date of this Settlement Agreement (the “STC Released Claims”).

c.
Unknown Claims. As further consideration and inducement for this compromise settlement, the Parties each understand and agree that the releases contained in this Section B apply to all unknown and unanticipated claims or demands of any type whatsoever, and the Parties, having read the same (and hereby representing and warranting to the other that they have read the same), expressly waive the benefits of California Civil Code § 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The STC-Related Parties abandon, release, waive, and relinquish all rights and benefits that any of them has or may have against any of the Memry-Related Parties under California Civil Code § 1542 with respect to the STC Released Claims. The Memry-Related Parties abandon, release, waive, and relinquish all rights and benefits that any of them has or may have against any of the STC-Related Parties under California Civil Code § 1542 with respect to the Memry Released Claims. The Parties each acknowledge that they may discover facts in addition to, or different from, those that they now believe to be true, including but not limited to the nature or extent of their damages, but that it is nonetheless their intention to fully, finally, completely, and forever settle and release each, every, and all claims released in this Section B. Therefore, the releases given in this Section B shall remain in effect according to their express terms notwithstanding the discovery or existence of any such additional or different facts.

d.
Warranty of No Transfer. Each of the Parties represents and warrants that it is the sole owner of the claims it is releasing in this Section B, that no other person has any interest in any of those claims, and that it has not sold, assigned, or otherwise transferred any interest in those claims to any third party.

C.	Other Provisions

a.
Confidentiality. The Parties agree to keep this Settlement Agreement and its terms strictly confidential unless: (a) asserting a claim or defense arising out of this Settlement Agreement or related to the Lawsuit in any suit or proceeding; (b) ordered to do so by a court of competent jurisdiction; (c) served with a subpoena or discovery request or other request for discovery, provided that the party served first gives prompt notice to the other Parties so the other Parties may have an opportunity to contest the discovery request; or (d) any of the substance of this Settlement Agreement is necessary to be disclosed to an agency or regulatory body, or to an insurer, financial advisor, investor, lawyer, or accountant for any party or affiliate. However, nothing in this Settlement Agreement prohibits a party from stating that the claims in the Lawsuit between the parties to this Settlement Agreement have been settled and that the terms of the settlement are confidential. Notwithstanding the foregoing, however, (i) Memry may disclose this Settlement Agreement to Getters and its counsel and Kentucky Oil and its counsel, (ii) Memry may announce this Settlement Agreement in a press release and a Form 8-K, and may file a copy hereof as an exhibit to said Form 8-K; and (iii) STC shall be permitted to review and approve of any press release issued by Memry regarding this Settlement Agreement in advance of any such press release being published.

b.	No Admission. This Agreement is a compromise of disputed claims. It is not and shall not be interpreted as or deemed to be an admission of liability by any party to this Settlement Agreement.

c.
Authority. The Parties warrant and represent to and in favor of each of the other Parties that the person executing this Settlement Agreement on its behalf has the full power and authority to bind it to each and every provision of the agreement.

d.
Notices. All notices, requests, and demands made under this Settlement Agreement: (a) shall be in writing and made to the Parties and their counsel at the address indicated below, or to such other address as a party may designate by prior written notice to all of the others in accordance with this provision; and (b) shall be deemed to have been given or made (i) if delivered in person, immediately upon delivery, (ii) if by email or facsimile transmission, immediately upon sending and upon confirmation of receipt, provided that on that day or the following day a copy is also sent by first class mail, (iii) if by nationally recognized overnight courier service with instructions to deliver the next business day, one business day after; and (iv) if by certified mail, return receipt requested, five (5) days after mailing.

If to Memry:

Memry Corporation
Attn. Robert Belcher
3 Berkshire Boulevard
Bethel, CT 06801

with a copy to:

David I. Albin, Esq.
Finn, Dixon & Herling, LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901-2048;

and

William J. Cass, Esq.
Cantor Colburn LLP
20 Church Street
Hartford, CT 06103

If to STC:

Schlumberger Technology Corporation
Attn. Charlotte Rutherford
Sr. Counsel Licensing & Litigation
5599 San Felipe, 17th Floor
Houston, Texas 77056
Facsimile: (713) 375-3500
E-Mail: crutherford@slb.com

with a copy to:

Nancy J. Geenen, Esq.
Eileen R. Ridley, Esq.
Foley & Lardner, LLP
One Maritime Plaza, Sixth Floor
San Francisco, CA 94111-3409
Facsimile No.: (415) 434-4507
E-mail: NGeenen@foley.com / ERidley@foley.com

D.
Interpretation. This Settlement Agreement shall be construed without regard to the party or Parties responsible for the preparation of the same and shall be deemed to have been prepared jointly by the Parties hereto. If any ambiguity or uncertainty exists herein, such ambiguity or uncertainty shall not be interpreted against any party hereto, but rather, shall be interpreted according to the application of other rules of contract interpretation. The Parties acknowledge that this Settlement Agreement is in the English language and that the English language will govern its interpretation.

E.	Governing Law. This Settlement Agreement shall be construed in accordance with Texas law, without regard to its internal choice-of-law rules.

F.	Enforcement. If any action is brought for breach of or to enforce this Settlement Agreement, it shall be brought in federal court for the Southern District of Texas.

G.	Attorneys’ Fees. In any action for breach of or to enforce this Settlement Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, expenses, and costs.

H.
Counterparts. This Settlement Agreement may be signed in counterparts, and a copy of the fully signed Settlement Agreement may be used in evidence as if it were the original. Signatures of the executing Parties sent via facsimile shall be deemed as if they were original.

I.
Integration. This Settlement Agreement is the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous oral or written negotiations or agreements with regard to the matters set forth in it. The Parties are not entering into this Settlement Agreement on the basis of any promise, statement, or representation, express or implied, that is not expressly set forth in it.

J.
Independent Counsel. Each party acknowledges that it has been represented by independent counsel of its own choice throughout all negotiations pertaining to its execution of this Settlement Agreement. Each party further acknowledges that it has received and relied upon advice from its independent counsel with respect to: (a) the meaning and effect of each of the terms and conditions of this Settlement Agreement including, but not limited to, the releases and the waiver of rights under California Civil Code § 1542; and (b) the advisability of entering into this Settlement Agreement.

K.
Independent Investigation by Parties. Each party acknowledges that it has fully investigated the subject matter of this Settlement Agreement and that it is entering into this Settlement Agreement voluntarily, knowingly, and of its own free will.

L.
Successors. This Settlement Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, assigns, and successors in interest of each of the Parties entering into it.

M.	Modification of Agreement. No supplement, modification, or amendment to this Settlement Agreement shall be binding unless executed in writing by all of the Parties to it.

N.
Severability. If any of the provisions of this Settlement Agreement become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impacted.

O.
No Continuing Relationship. The Memry-Related Parties each acknowledge that none has any relationship whatsoever with the STC-Related Parties other than as set forth in this Settlement Agreement. The Memry-Related Parties express acknowledge that they are not agents nor are in any partnership with the STC-Related Entities. The Memry-Related Parties will not make any representations to any third party that is inconsistent with this acknowledgment nor will the Memry-Related Parties use this Settlement Agreement as the basis of any business dealings with third parties. If any of the Memry-Related Parties make any representation to third parties that is contrary to this paragraph, the STC-Related Parties shall be entitled to injunctive relief and specific performance of this paragraph.

P.
Execution of Additional Documents. The Parties to this Settlement Agreement will each promptly execute all documents reasonably necessary to fully consummate this Settlement Agreement and the covenants it contains. Nothing in this paragraph shall require STC or the STC-Related Parties to make any written or oral representations regarding the Lawsuit or the associated IP Assets.

Q.	Headings. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Settlement Agreement.

R.
No Waiver. No delay or omission by the Parties to exercise any right or power occurring upon any default of this Settlement Agreement shall impair any right or power or be construed to be a waiver thereof. A waiver by the Parties hereto of any covenants, conditions, or agreements to be performed under this Settlement Agreement shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained.

S.
No Special Damages. In no event shall the Parties be liable to one another for any special, indirect or consequential damages arising out of or related to their respective performance under this Settlement Agreement.

T.	Indemnification.

a.
Memry will defend, indemnify, and hold harmless STC and its affiliates, together with the officers, directors, owners, employees, agents, successors, assigns, end-users, and customers of each, for: (1) the breach of any provision of this Settlement Agreement; or (2) any claims by Memry or a Memry-Related Party against them arising out of the activities associated with the allegations made in the Lawsuit. Pursuant to this indemnification, the indemnitees are entitled to use counsel of their own choice.

b.
STC will defend, indemnify, and hold harmless Memry and their affiliates, together with the officers, directors, owners, employees, agents, successors, assigns, end-users, and customers of each, for (1) the breach of any provision of this Settlement Agreement, or (2) any claims by STC or an STC-Related Party against them arising out of the activities associated with the allegations made in the Lawsuit. Pursuant to this indemnification, the indemnitees are entitled to use counsel of their own choice.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed and delivered by their duly authorized representatives.

DATED: August 11, 2008	Schlumberger Technology Corporation

	By:	/s/ Eric Larson
Name: Eric Larson
Title: President Completions

DATED: August 14, 2008	MEMRY CORPORATION

	By:	/s/ Robert Belcher
Name: Robert P. Belcher
Title: Chief Executive Officer

CONSENT AND AGREEMENT

Having fully read and understood the attached Settlement Agreement between Memry Corporation, on the one hand, and Schlumberger Technology Corporation (“STC”) on the other, and having assistance of independent counsel, the following parties (referred to herein as the “Kentucky Oil Parties”) hereby acknowledge and consent to all of the terms of the above Settlement Agreement, including without limitation the provisions contained in Sections A.a, A.d, F. and H. The Kentucky Oil Parties also specifically acknowledge and agree that they are bound by the confidentiality provisions contained in Paragraph C.a of that Settlement Agreement, except they are free to repeat information that has already been made public by one or more of the parties to it. The Kentucky Oil Parties warrant and represent that the persons executing this Consent and Agreement on their behalf have the full power and authority to bind them to this Consent and Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed and delivered by their duly authorized representatives.

DATED: August 14, 2008	KENTUCKY OIL TECHNOLOGY, N.V.

/s/ Peter Besselink
By: Peter Besselink
Title: Managing Director

DATED: August 14, 2008	MEMORY METAL HOLLAND, B.V.

/s/ Peter Besselink
By: Peter Besselink
Title: Managing Director

DATED: August 14, 2008	PETER BESSELINK

/s/ Peter Besselink
Peter Besselink

DATED: August 14, 2008	WILFRIED VAN MOORLEGHEM

/s/ Dr. Wilfried van Moorleghem
Dr. Wilfried van Moorleghem

DATED: August 14, 2008	UNITED STENTING, INC.

/s/ Peter Vanderbruggen
By: Peter Vanderbruggen
Title: Managing Director

FURTHER CONSENT AND AGREEMENT

The undersigned, SAES Getters, an Italian corporation (“Getters”), hereby agrees and acknowledges as follows:

1. Getters is party to an Agreement and Plan of Merger (“Merger Agreement”) among Getters, an indirect subsidiary of Getters (“Acquisition Sub”) and Memry, pursuant to which Acquisition Sub is to be merged into Memry with Memry becoming an indirect subsidiary of Getters. The Merger Agreement provides that Memry can not enter into the Settlement Agreement to which this Further Consent and Agreement is attached (the “Memry/STC Settlement Agreement”), or the Memry/KOT Settlement Agreement dated as of substantially even date herewith, without the consent of Getters.

2. As of the date hereof, the transactions contemplated by the Merger Agreement have not been consummated and Getters does not own Memry.

3. Getters has granted Memry its consent, in writing, to enter into the Memry/STC Settlement Agreement and the Memry/KOT Settlement Agreement.

4. Getters agrees that, upon the consummation of its contemplated acquisition of Memry, it will be bound by the terms of the Memry/STC Settlement Agreement, as if it were a Memry-Related Party on the date hereof, including, without limitation, the confidentiality provisions of Section C.a. Getters further agrees that it is bound to the confidentiality provisions of Section C.a. of the Memry/STC Settlement Agreement regardless of whether or not its contemplated acquisition of Memry is consummated.

5. Getters has fully read and understood the attached Settlement Agreement, and has had assistance of independent counsel in its review of the same.

IN WITNESS WHEREOF, the undersigned has caused this Further Consent and Agreement to be executed and delivered by its duly authorized representative as of the date set forth below.

DATED: August 14, 2008	SAES GETTERS

	By:	/s/ Giulio Canale
Name: Giulio Canale
Title: Managing Director

APPROVED AS TO FORM:

DATED: August 13, 2008	FOLEY & LARDNER LLP

	By:	/s/ Eileen R. Ridley
Eileen R. Ridley
Attorneys for Counterdefendant Schlumberger
Technology Corporation

DATED: August 14, 2008	CANTOR COLBURN LLP

	By:	/s/ William J. Cass
William J. Cass
Attorneys for Memry Corporation

DATED: August 13, 2008	NIXON PEABODY LLP

	By:	/s/ Nicholas Papastavros
Name: Nicholas Papastavros
Attorneys for SAES Getters

DATED: August 13, 2008	LUCE, FORWARD, HAMILTON & SCRIPPS LLP

	By:	/s/ Michael H. Bierman
Michael H. Bierman
Attorneys for Defendants Peter Besselink and
Memory Metal Holland B.V. and Defendant
and Counterclaimant Kentucky Oil
Technology, N.V.